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                                                                  Exhibit 10(12)



                 RESOLUTION AUTHORIZING AMENDMENT TO AMENDED AND
                     RESTATED LONG-TERM STOCK INCENTIVE PLAN


     RESOLVED, that Section 2(1) of the Company's Amended and Restated Long-Term Stock Incentive Plan be amended to read as follows:

          "(1)   "Fair Market Value" means the fair market value of the
Shares as determined by the Committee in its sole discretion; PROVIDED, HOWEVER, that (A) if the Shares are listed on a national securities exchange, or if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system and have been designated as a National Market System "(NMS") security, Fair Market Value on any date shall be the closing sales price for the Shares on such date as such price is officially quoted in the composite tape of transactions on such exchange or as such price is reported on the Nasdaq National Market, or, if there were no sales on such date, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists; or (B) if the Shares are admitted to quotation on NASDAQ and have not been designated an NMS security, Fair Market Value on any date shall be the average of the closing bid and closing asked prices of the Shares as such amounts are reported on the Nasdaq SmallCap Market on such date."

     RESOLVED, that the Secretary of the Company is authorized to cause the Amended and Restated Long-Term Stock Incentive Plan, as amended above, to be filed among the records of the Company.